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Exhibit 95

  Mine Safety Disclosure

        Under the Dodd-Frank Act, each operator of a coal or other mine (and operators of facilities related to mining, as defined in section 3 of the Mine Act) is required to include certain mine safety results in its periodic reports filed with the SEC. The following information is presented for each coal cleaning facility owned and operated by Headwaters Energy Services Corp. or its subsidiaries, for the 3-month period and the 12-month period ended September 30, 2012 as reflected in the mine data retrieval system maintained by MSHA:

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  Section 104 Violations.  The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act for which the operator received a citation from MSHA;

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  Section 104(b) Orders.  The total number of orders issued under section 104(b) of the Mine Act, which represents a failure to abate a violation under section 104 within the period of time prescribed by MSHA;

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  Section 104(d) Citations and Orders.  The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act;

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  Section 110(b)(2) Flagrant Violations.  The total number of flagrant violations under section 110(b)(2) of the Mine Act.

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  Section 107(a) Imminent Danger Orders.  The total number of imminent danger orders issued under section 107(a) of the Mine Act;

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  Proposed MSHA Assessments.  The total dollar value of proposed assessments from MSHA under the Mine Act; and

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  Fatalities.  The total number of mining-related fatalities.

	For the 3-month period ended September 30, 2012
Operation	Section 104 Significant and Substantial Violations	Section 104(b) Orders	Section 104(d) Unwarrantable Failure Citations/ Orders	Section 110(b)(2) Flagrant Violations	Section 107(a) Imminent Danger Orders	Total Dollar Value of Proposed MSHA Assessments(1)	Fatalities
Alabama #3 (Adger, AL)	0	—	—	—	—	—	—
Alabama #4 (Brookwood, AL)	0	—	—	—	—	—	—
Alabama #5 (Brookwood, AL)	0	—	—	—	—	—	—
Alabama #7 (Brookwood, AL)	0	—	—	—	—	—	—
Green Fuels (Brookwood, AL)	0	—	—	—	—	—	—
Chinook (Brazil, IN)	0	—	—	—	—	—	—
Minuteman (Greenville, KY)	0	—	—	—	—	—	—
Rock Crusher (Greenville, KY)	0	—	—	—	—	—	—
Crockett (Pineville, KY)	0	—	—	—	—	—	—
Wellington (Wellington, UT)	0	—	—	—	—	—	—
Pinnacle (Pineville, WV)	0	—	—	—	—	—	—

	For the 12-month period ended September 30, 2012
Operation	Section 104 Significant and Substantial Violations	Section 104(b) Orders	Section 104(d) Unwarrantable Failure Citations/Orders	Section 110(b)(2) Flagrant Violations	Section 107(a) Imminent Danger Orders	Total Dollar Value of Proposed MSHA Assessments(1)	Fatalities
Alabama #3 (Adger, AL)	0	—	—	—	—	—	—
Alabama #4 (Brookwood, AL)	1	—	—	—	—	$308	—
Alabama #5 (Brookwood, AL)	0	—	—	—	—	—	—
Alabama #7 (Brookwood, AL)	0	—	—	—	—	—	—
Green Fuels (Brookwood, AL)	0	—	—	—	—	—	—
Chinook (Brazil, IN)	0	—	—	—	—	—	—
Minuteman (Greenville , KY)	0	—	—	—	—	—	—
Rock Crusher (Greenville, KY)	0	—	—	—	—	—	—
Crockett (Pineville, KY)	3	—	—	—	—	$1,084	—
Wellington (Wellington, UT)	0	—	—	—	—	—	—
Pinnacle (Pineville, WV)	0	—	—	—	—	—	—

(1)
Amounts included are the total dollar value of proposed or outstanding assessments received from MSHA on or before October 18, 2012 regardless of whether the assessment has been challenged or appealed, for citations and orders occurring during the 3-month period and the 12-month period ended September 30, 2012.

        Pattern or Potential Pattern of Violations.    For the 3-month period and the 12-month period ended September 30, 2012, none of our operations received written notice from MSHA of (i) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) of the Mine Act; or (ii) the potential to have such a pattern.

        Pending Legal Actions.    As of September 30, 2012, we have no pending legal actions before the Federal Mine Safety and Health Review Commission.

        Citations and orders can be contested and appealed, and as part of that process, are sometimes reduced in severity and amount, and are sometimes dismissed. The number of citations, orders, and proposed assessments vary from inspector and inspector and also vary depending on the size and type of the operation.

        The SEC has proposed Item 106 of Regulation S-K (17 CFR 229.106) to implement section 1503(a) of the Dodd-Frank Act regarding mine safety reporting. It is possible that the final rule adopted by the SEC will require disclosures to be presented in a manner that differs from this presentation.

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  Exhibit 95